EXHIBIT 1

TRANSACTIONS DURING PAST 60 DAYS

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company during the past 60 days.  Such transactions involved the purchase of shares on the Nasdaq National Market System.

Date	Type	Price	Shares
05/30/2008	Sale	$11.22	6700
05/30/2008	Sale	11.23	4900
06/02/2008	Sale	11.21	74250
06/02/2008	Sale	11.22	90000
06/02/2008	Sale	11.23	20000
06/03/2008	Sale	11.21	600
06/03/2008	Sale	11.22	23000
06/03/2008	Sale	11.23	35500
06/03/2008	Sale	11.24	38400
06/04/2008	Sale	11.22	86000
06/04/2008	Sale	11.23	1850